10f-3 REPORT
            SMITH BARNEY ARIZONA MUNICIPALS FUND
            December 1, 1997 through May 31, 1998

              Trade                     Purchase  % of
Issuer             Date       Selling Dealer      Amount
Price          Issue(1)
Puerto Rico G.O.         1/15/98   Morgan Stanley $5,000,000
$36.839        4.90%
 0.000% due 7/1/2018

Puerto Rico Highway   2/26/98      Merrill Lynch   4.485,469
38.220         3.15
 0.000% due 7/1/2017